EXHIBIT 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact: Timothy L. Smith

Chairman of the Board

NB&T Financial Group, Inc.

48 N. South Street

Wilmington, OH 45177

(937) 382-1441

NB&T FINANCIAL GROUP ANNOUNCES

RETIREMENT OF TIMOTHY L. SMITH

AND APPOINTMENT OF JOHN J. LIMBERT AS PRESIDENT AND CEO

Wilmington, Ohio, March 3, 2006 – NB&T Financial Group, Inc. (NASDAQ Capital Market: NBTF), the holding company for The National Bank and Trust Company, Wilmington, Ohio, today announced the appointment of John J. Limbert as President and Chief Executive Officer and a director of the Company and the Bank effective March 20, 2006. Mr. Limbert succeeds Timothy L. Smith as President and Chief Executive Officer, who retires effective the same date, after serving as the President and Chief Executive Officer since 1989 and as an officer of the Bank since 1988. Mr. Smith will remain as the Chairman and a director of the two Boards.

Mr. Limbert most recently served as the President and CEO of CSB Bancorp, Inc., and The Commercial & Savings Bank since 2003. CSB Bancorp is a public company with assets of approximately $320 million located in Millersburg, Ohio. Mr. Limbert was the Vice President of Heartland Mortgage Corporation in Gahana, Ohio from 2001 to 2003. His career also includes several years with CheckFree Corporation, 17 years in various positions with Banc One Corp. and its bank subsidiaries, and ten years as a loan officer with First National Bank of Dayton.

Mr. Limbert’s wealth of experience and expertise includes many years of successfully moving up through various bank positions and undertaking a wide variety of challenges.

Mr. Smith said, “I am very excited to have John join our bank as the new President and CEO. John brings with him 25 years of banking experience. He is a proven leader and has excelled throughout his banking career. We are extremely fortunate to have him.”

Reflecting on the retirement of Mr. Smith, Director Charles Dehner said, “The Board of Directors is grateful for Tim’s many years of dedicated service to the Bank. We are pleased that, although he will find many ways to enjoy his retirement, he will also continue to serve as our Chairman and that this institution and its community will continue to benefit from the experiences and knowledge he has gained over the last 18 years with the Bank.”

NB&T Financial Group, Inc., is the parent company of The National Bank and Trust Company, a community-oriented financial institution operating 19 branches in Adams, Brown, Clermont, Clinton, Hardin, Highland and Warren Counties in Ohio, offering a broad array of retail and commercial lending and deposit services and providing commercial and personal insurance services through NB&T Insurance Agency, Inc.